EXHIBIT 99.1

S&W Seed Closes Acquisition of Imperial
Valley Farmland

S&W Seed finalizes purchase of 640 acres of Imperial Valley farmland

Signs lease on adjacent 1,240 acres to be utilized for alfalfa seed production

For Immediate Release

Contact:	Robert Blum, Joe Dorame, Joe Diaz Lytham Partners, LLC 602-889-9700 sanw@lythampartners.com www.lythampartners.com	Matt Szot Chief Financial Officer S&W Seed Company 559-884-2535 www.swseedco.com

FIVE POINTS, California - July 30, 2012 - S&W Seed Company (Nasdaq: SANW), a leader in the development of non-dormant alfalfa seed varieties, today announced it has closed on the previously announced purchase agreement to acquire 640 acres of high quality farmland in Calipatria, California, located in California's Imperial Valley. Additionally, the Company finalized a lease agreement to farm on an adjacent 1,240 acres of farm land. The total of 1,880 acres of land will be primarily utilized for the production of the Company's proprietary alfalfa seed varieties.

Mark Grewal, chief executive officer of S&W Seed Company commented, "S&W Seed Company is dedicated to increasing alfalfa seed production to meet the increased demands of our customers. The acquisition and leasing of farm land in Imperial Valley allows us not only to increase seed production, but to do so by diversifying ourselves geographically. Additionally, by having direct oversight over farming operations, we maintain production controls while having the potential to improve overall operating margins. The closing of this land deal is the continuance of a number of important strategic steps we are taking to position S&W for growth into the future."

The purchase price of the 640 acres of land and associated water rights wasapproximately $5.5 million. The Company conventionally financed $2.625 million of the purchase with a long-term mortgage with Wells Fargo, while the remaining portion was funded in part by the proceeds of the company's recently closed public offering. The initial lease term will be 5 years, with 920 acres available for production in year one, and 1,240 total acres available in years two through five. The Company intends to contract out the farming to existing S&W growers in the Imperial Valley.

About S&W Seed Company
Founded in 1980 and headquartered in the Central Valley of California, S&W Seed Company is a leading producer of warm climate, high yield alfalfa seed varieties, including varieties that can thrive in poor, saline soils, as verified over decades of university-sponsored trials. S&W Seed also offers seed cleaning and processing at its 40-acre facility in Five Points, California and, in 2011, began the commercial launch of its California-based stevia business in response to the growing global demand for the all-natural, zero calorie sweetener from the food and beverage industry. For more information, please visit www.swseedco.com.

Safe Harbor Statement
This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors and other risks identified in the Company's 10-K for the fiscal year ended June 30, 2011, and other filings made by the Company with the Securities and Exchange Commission.